May 2019 MSELN-384-C Registration Statement No. 333-227001 Dated May 15, 2019 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

$931,500 Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019
Principal at Risk Securities
The Bear Market PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. The Bear Market PLUS offer inverse exposure to the underlying index. Having inverse exposure to the underlying index means that investors will earn a positive return if the level of the underlying index declines, but will lose some or all of their principal amount if the level of the underlying index increases. At maturity, if the level of the underlying index has decreased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged downside performance of the underlying index, subject to the maximum payment at maturity. However, if the level of the underlying index has increased, investors will lose 1% for every 1% increase in the level over the term of the Bear Market PLUS, with a minimum payment of $0. Accordingly, you may lose your entire investment. The Bear Market PLUS are for investors who seek  inverse exposure to the underlying index and who are willing to risk their principal and forgo current income and positive returns above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of negative performance of the underlying index. The Bear Market PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series H program. All payments on the Bear Market PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying index:	The NASDAQ-100® Index (Bloomberg symbol: “NDX”)
Aggregate principal amount:	$931,500
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	May 15, 2019
Issue date:	May 20, 2019
Maturity date:	December 4, 2019, subject to adjustment as described in “Additional Terms of the Bear Market PLUS” below.
Payment at maturity:
If the final index level is less than the initial index level,
$10 + $10 × leverage factor × underlying index return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is greater than or equal to the initial index level,
$10 + $10 × underlying index return
Under this circumstance, the payment at maturity will be less than or equal to the stated principal amount of $10, but will not be less than $0. You will lose some or all of the principal amount if the final index level is greater than the initial index level.

Maximum payment at maturity:	$11.40 per Bear Market PLUS (114% of the stated principal amount).
Leverage factor:	300%
Underlying index return:	(initial index level - final index level) / initial index level
Initial index level:	7,503.246, which was the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Valuation date:	November 29, 2019, subject to adjustment for non-trading days and certain market disruption events
CUSIP/ISIN:	78014H656/US78014H6568
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Bear Market PLUS	$10.000	$0.125(1)
		$0.050(2)	$9.825
Total	$931,500	$11,643.75	$915,198.75
		$4,657.50
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.125 for each Bear Market PLUS that MSWM sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.050 for each Bear Market PLUS.
The initial estimated value of the Bear Market PLUS as of the pricing date is $9.7501 per $10 Bear Market PLUS, which is less than the price to public. The market value of the Bear Market PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the Bear Market PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this document, beginning on page S-1 of the accompanying prospectus supplement, and beginning on page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the Bear Market PLUS” in this document.
Prospectus Supplement dated September 7, 2018
Prospectus dated September 7, 2018
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Bear Market PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The Bear Market PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Bear Market PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

May 2019

Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Investment Summary
Principal at Risk Securities
The Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 (the “Bear Market PLUS”) can be used:
◾
As an alternative to direct short exposure to the underlying index that enhances returns for a certain range of negative performance of the underlying index, subject to the maximum payment at maturity.

◾
To achieve similar levels of inverse exposure to the underlying index as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The Bear Market PLUS are negatively exposed on a 1:1 basis to the positive performance of the underlying index.
Maturity:	Approximately 6 months
Leverage factor:	300% (applicable only if the final index level is less than the initial index level)
Maximum payment at maturity:	$11.40 per Bear Market PLUS (114% of the stated principal amount)
Minimum payment at maturity:	$0. Investors may lose their entire initial investment in the Bear Market PLUS.
Coupon:	None

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Key Investment Rationale
These Bear Market PLUS offer leveraged inverse exposure to the performance of the underlying index.  In exchange for enhanced performance of 300% of the depreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $11.40 per Bear Market PLUS and are fully exposed to any positive performance of the underlying index. At maturity, if the level of the underlying index has decreased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged downside performance of the underlying index, subject to the maximum payment at maturity. If the level of the underlying index remains unchanged, investors will receive the stated principal amount. However, if the level of the underlying index has increased, investors will lose 1% for every 1% increase in the level of the underlying index over the term of the Bear Market PLUS, subject to a minimum payment of $0. Accordingly, you may lose your entire investment.
Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying index within a certain range of negative performance.
Positive Return Scenario
The level of the underlying index decreases and, at maturity, we will pay the stated principal amount of $10 plus 300% of the underlying index return, subject to the maximum payment at maturity of $11.40 per Bear Market PLUS (114% of the stated principal amount).

Par Scenario	The final index level is equal to the initial index level. In this case, you receive the stated principal amount of $10 at maturity.
Negative Return Scenario
The level of the underlying index increases and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage increase in the level of the underlying index from the initial index level, subject to a minimum return of $0.

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which the Bear Market PLUS are a part. This document, together with these documents, contains the terms of the Bear Market PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the Bear Market PLUS and seeking offers to buy the Bear Market PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the Bear Market PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.
You may access these documents on the SEC website atwww.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
•	Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
How the Bear Market PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS for a range of hypothetical percentage changes in the closing level of the underlying index. The graph is based on the following terms:
Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.40 per Bear Market PLUS (114% of the stated principal amount).
Minimum payment at maturity:	$0
Bear Market PLUS Payoff Diagram

The Underlying Index
The Bear Market PLUS
$11.40
Maximum Payment at Maturity
Bear Market
PLUS Zone
$10
Stated Principal
Amount
$16
$14
$12
$10
$8
$6
$4
$2
$0
Payment at Maturity on the Bear Market PLUS
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in Final Index Value

How it works
◾
Positive Return Scenario. If the final index level is less than the initial index level, then investors would receive the $10 stated principal amount plus a return reflecting 300% of the depreciation of the underlying index over the term of the Bear Market PLUS, subject to the maximum payment at maturity. Under the terms of the Bear Market PLUS, an investor would realize the maximum payment at maturity at a final index level of approximately 95.33% of the initial index level.

◾	If the underlying index depreciates 2%, the investor would receive a 6% return, or $10.60 per Bear Market PLUS, or 106% of the stated principal amount.
◾	If the underlying index depreciates 23%, the investor would receive only the maximum payment at maturity of $11.40 per Bear Market PLUS, or 114% of the stated principal amount.
◾	Par Scenario. If the final index level is equal to the initial index level, the investor would receive an amount equal to the $10 stated principal amount.
◾
Negative Return Scenario. If the final index level is greater than the initial index level, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to a minimum payment of $0. Under these circumstances, the payment at maturity will be less than the stated principal amount per Bear Market PLUS.

◾	If the underlying index appreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Bear Market PLUS at maturity, or 70% of the stated principal amount.

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Risk Factors
An investment in the Bear Market PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Bear Market PLUS are also exposed to further risks related to the issuer of the Bear Market PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Bear Market PLUS. You should carefully consider whether the Bear Market PLUS are suited to your particular circumstances.
◾
The Bear Market PLUS offer inverse exposure to the underlying index and do not pay interest or guarantee return of principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS offer inverse exposure to the underlying index and do not pay interest or guarantee payment of the principal amount at maturity.  If the final index level is greater than the initial index level, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the full increase in the level of the underlying index over the term of the Bear Market PLUS, subject to a minimum payment of $0. Accordingly, you could lose your entire initial investment in the Bear Market PLUS.

◾
The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity. The payment on the Bear Market PLUS is limited by the maximum payment at maturity of $11.40 per Bear Market PLUS, or 114% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decrease in the level of the underlying index as of the valuation date below the initial index level, because the payment at maturity will be limited to 114% of the stated principal amount, any decrease in the final index level over the initial index level by more than approximately 4.67% will not further increase the return on the Bear Market PLUS.

◾
The market price of the Bear Market PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the Bear Market PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Bear Market PLUS in the secondary market, including:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the securities represented by the underlying index;
◾	dividend yields on the securities represented by the underlying index;
◾	market interest rates;
◾	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
◾	time remaining to maturity; and
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index.
The level of the underlying index may be volatile, and you should not take the historical levels of the underlying index as an indication of future performance.  See “Information About the Underlying Index” below.  You may receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you sell your Bear Market PLUS prior to maturity.
◾
The Bear Market PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Bear Market PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the Bear Market PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Bear Market PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Bear Market PLUS.

◾
The amount payable on the Bear Market PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final index level will be based on the closing level of the underlying index on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the level of the underlying index depreciates prior to the valuation date but then increases on the valuation date to a level that is greater than the initial index level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that increase.  Although the actual level of the underlying index on the maturity date or at other times during the term of the Bear Market PLUS may be lower than the final index level, the payment at maturity will be based solely on the closing level of the underlying index on the valuation date.

◾
Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index. Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

◾
The initial estimated value of the Bear Market PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Bear Market PLUS in any secondary market (if any exists) at any time.  If you attempt to sell the Bear

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Market PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the underlying index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the Bear Market PLUS. These factors, together with various credit, market and economic factors over the term of the Bear Market PLUS, are expected to reduce the price at which you may be able to sell the Bear Market PLUS in any secondary market and will affect the value of the Bear Market PLUS in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Bear Market PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the Bear Market PLUS. In addition to bid-ask spreads, the value of the Bear Market PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Bear Market PLUS and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Bear Market PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Bear Market PLUS to maturity.
◾
Our initial estimated value of the Bear Market PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the Bear Market PLUS is based on the value of our obligation to make the payments on the Bear Market PLUS, together with the mid-market value of the derivative embedded in the terms of the Bear Market PLUS.  See “Structuring the Bear Market PLUS” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Bear Market PLUS.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Bear Market PLUS or similar securities at a price that is significantly different than we do.

The value of the Bear Market PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Bear Market PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Bear Market PLUS.
◾
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS. The sponsor of the underlying index (the “index sponsor”) may add, delete or substitute the stocks constituting the underlying index, or make other methodological changes. Further, the index sponsor may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could affect the value of and the return on the Bear Market PLUS.

◾
We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not an affiliate of ours and will not be involved in the offering of the Bear Market PLUS in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Bear Market PLUS. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Bear Market PLUS. None of our proceeds from the issuance of the Bear Market PLUS will be delivered to the index sponsor.

◾
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  RBCCM may, but is not obligated to, make a market in the Bear Market PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Bear Market PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

◾
Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Bear Market PLUS. The trading prices of the equity securities comprising the underlying index will determine the level of the underlying index at any given time. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Trading prices of the equity securities comprising the underlying index will be influenced by complex and interrelated political, economic, financial and other factors.

◾
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Bear Market PLUS. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying index or the securities it represents), including trading in those securities as well as in other related instruments.  Some of our subsidiaries also may conduct trading activities relating to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index level and, therefore, could have decreased the level at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could affect the closing level of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
◾
Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying index or the securities represented by the underlying index that are not for the account of holders of the Bear Market PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the Bear Market PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the Bear Market PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the underlying index.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the underlying index.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or the securities which it represents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Bear Market PLUS.  Any of these activities by us or one or more of our affiliates may affect the level of the underlying index and, therefore, the market value of the Bear Market PLUS.
◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Bear Market PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial index level and will determine the final index level and the underlying index return and calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final index level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the Bear Market PLUS” below.

◾
Significant aspects of the tax treatment of the Bear Market PLUS are uncertain. The tax treatment of an investment in the Bear Market PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the Bear Market PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Bear Market PLUS even though that holder will not receive any payments with respect to the Bear Market PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Bear Market PLUS should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Bear Market PLUS Based Inversely on the Performance of the NASDAQ-100® Index due December 4, 2019 Principal at Risk Securities
Additional Terms of the Bear Market PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the underlying index would have been in the absence of the market disruption event.   If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
With respect to the underlying index and any relevant successor index, a “market disruption event” means:
◾     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
◾    a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
◾     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
◾     a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
◾  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Bear Market PLUS.
For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to (b) the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) has occurred:
◾    a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);
◾    limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

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◾      a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
◾     a price change exceeding limits set by such exchange or market,
◾     an imbalance of orders relating to such contracts, or
◾     a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and
◾      a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to the underlying index or any successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or such successor index, as applicable.

Discontinuation of/adjustments to the underlying index:
If the index sponsor discontinues publication of the underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the underlying index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Bear Market PLUS.
If the index sponsor discontinues publication of the underlying index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the underlying index for that date.  The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable.
If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the underlying index with reference to the underlying index or such successor index, as adjusted.  Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuation the publication of or modification of the underlying index or successor index, as applicable, may adversely affect the value of the Bear Market PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

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Trading day:
A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to the underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the Bear Market PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the Bear Market PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 Bear Market PLUS
Additional amounts:
We will pay any amounts to be paid by us on the Bear Market PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Bear Market PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                  with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Bear Market PLUS, the holding of the Bear Market PLUS or the receipt of payments thereunder;
(iii)                who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                 who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a         the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Bear Market PLUS in accordance with the Indenture;
(v)                  who could lawfully avoid (but has not so avoided) such withholding or deduction by

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complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Bear Market PLUS.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the Bear Market PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Bear Market PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the Bear Market PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the Bear Market PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the Bear Market PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the PLUS or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018. In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of

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general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.
Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

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Information About the Underlying Index
All disclosures contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by its sponsor, NASDAQ OMX.  NASDAQ OMX, which owns the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of NASDAQ OMX discontinuing publication of the underlying index are discussed above in the section entitled “Additional Terms of the Bear Market PLUS—Discontinuation of/adjustments to the underlying index.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index.
NASDAQ-100® Index (“NDX”)
The NDX is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ OMX Group, Inc. publishes the NDX. Current information regarding the market value of the NDX is available from NASDAQ OMX Group, Inc. (“NASDAQ OMX”) as well as numerous market information services.
The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.
Index Calculation
At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.
Underlying Stock Eligibility Criteria and Annual Ranking Review
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:
•                   the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•                   the security must be issued by a non-financial company;
•                   the security may not be issued by an issuer currently in bankruptcy proceedings;
•                   the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are the securities of investment companies);
•                   the security must have a three-month average daily trading volume of at least 200,000 shares;
•                   if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;
•                   the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;
•                   the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•                   the issuer of the security must have “seasoned” on the Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).
Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX the following criteria apply:
•                   the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•                   the security must be issued by a non-financial company;
•                   the security may not be issued by an issuer currently in bankruptcy proceedings;
•                   the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

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•                   if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;
•                   the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;
•                   the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and
•                   the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
These eligibility criteria may be revised from time to time by NASDAQ OMX without regard to the Bear Market PLUS.
Annual Ranking Review
The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NDX and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NDX. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NDX subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NDX that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.
Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.
Index Maintenance
In addition to the Ranking Review, the securities in the NDX are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin offs and rights issuances. NASDAQ OMX has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.
In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, NASDAQ OMX adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.
Index Rebalancing
Under the methodology employed, on a quarterly basis coinciding with NASDAQ OMX’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1%).
This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, NASDAQ OMX may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.
If either one or both of these weight distribution requirements are met upon quarterly review, or NASDAQ OMX determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.
The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component

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security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.
Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).
Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NDX.
Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, NASDAQ OMX may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, NASDAQ OMX would announce the different basis for rebalancing prior to its implementation.
License Agreement
The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”).  Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Bear Market PLUS.  Nasdaq makes no representation or warranty, express or implied to the owners of the Bear Market PLUS, or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the NDX to track general stock market performance.  Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the Bear Market PLUS.  Nasdaq has no obligation to take the needs of us or the owners of the Bear Market PLUS into consideration in determining, composing or calculating the NDX.  Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are to be converted into cash.  Nasdaq has no liability in connection with the administration, marketing or trading of the Bear Market PLUS.
NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN.  NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF NASDAQ AND ARE INCENSED FOR USE BY US.  THE BEAR MARKET PLUS HAVE NOT BEEN PASSED ON BY NASDAQ AS TO THEIR LEGALITY OR SUITABILITY. THE BEAR MARKET PLUS ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY NASDAQ. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE BEAR MARKET PLUS.

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Historical Information
The table below sets forth the published high and low closing levels of the underlying index for each quarter in the period from January 1, 2014 through May 15, 2019. The graph below sets forth the daily closing levels of the underlying index from January 1, 2014 through May 15, 2019. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying index as an indication of its future performance, and no assurance can be given as to the level of the underlying index on the valuation date.
The NASDAQ-100® Index
Information as of market close on May 15, 2019:
Bloomberg Ticker Symbol:	NDX	52 Weeks Ago:	6,888.536
Current Index Level:	7,503.246	52 Week High (on 5/3/2019):	7,845.729
		52 Week Low (on 12/24/2018):	5,899.354

The NASDAQ-100® Index	High	Low
2014
First Quarter	3,727.185	3,440.502
Second Quarter	3,849.479	3,446.845
Third Quarter	4,103.083	3,857.938
Fourth Quarter	4,337.785	3,765.281
2015
First Quarter	4,483.049	4,089.648
Second Quarter	4,548.740	4,311.257
Third Quarter	4,679.675	4,016.324
Fourth Quarter	4,719.053	4,192.963
2016
First Quarter	4,497.857	3,947.804
Second Quarter	4,565.421	4,201.055
Third Quarter	4,891.363	4,410.747
Fourth Quarter	4,965.808	4,660.457
2017
First Quarter	5,439.742	4,911.333
Second Quarter	5,885.296	5,353.586
Third Quarter	6,004.380	5,596.956
Fourth Quarter	6,513.269	5,981.918
2018
First Quarter	7,131.121	6,306.100
Second Quarter	7,280.705	6,390.837
Third Quarter	7,660.180	7,014.554
Fourth Quarter	7,645.453	5,899.354
2019
First Quarter	7,493.270	6,147.128
Second Quarter (through May 15, 2019)	7,845.729	7,324.132

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The NASDAQ-100® Index – Historical Closing Levels January 1, 2014 to May 15, 2019

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Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Bear Market PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Bear Market PLUS. Prospective purchasers of the Bear Market PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Bear Market PLUS and receiving payments under the Bear Market PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of The U.S. Internal Revenue Code of 1986, as amended (the “Code”).
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE BEAR MARKET PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BEAR MARKET PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE BEAR MARKET PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the underlying index for U.S. federal income tax purposes, and the terms of the Bear Market PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Bear Market PLUS for all tax purposes in accordance with such characterization.  If the Bear Market PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Bear Market PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Bear Market PLUS. In general, a U.S. holder’s tax basis in the Bear Market PLUS will be equal to the price the holder paid for the Bear Market PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
Alternative Treatments.  Alternative tax treatments of the Bear Market PLUS are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Bear Market PLUS, and the IRS might assert that a PLUS should be treated, as a single debt instrument.  Pursuant to such characterization, the Bear Market PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the Bear Market PLUS, it is also possible that the IRS could seek to characterize the Bear Market PLUS in a manner that results in tax consequences that are different from those described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Bear Market PLUS should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Bear Market PLUS.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Bear Market PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Bear Market PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code which very generally can impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Bear Market PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting.  Payments made with respect to the Bear Market PLUS and proceeds from the sale or exchange of the Bear Market PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain

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procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Bear Market PLUS. A non-U.S. holder is a beneficial owner of a Bear Market PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Bear Market PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Bear Market PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Bear Market PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Bear Market PLUS. However, it is possible that the Bear Market PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Bear Market PLUS (for example, upon an underlying index rebalancing), and following such occurrence the Bear Market PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the Bear Market PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Bear Market PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Bear Market PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Bear Market PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Bear Market PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Bear Market PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the Bear Market PLUS will only apply to payments made after December 31, 2018.  However, recently proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments.  The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.  If we determine withholding is appropriate with respect to the Bear Market PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Bear Market PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Bear Market PLUS.

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Use of Proceeds and Hedging
The net proceeds from the sale of the Bear Market PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Bear Market PLUS. The initial public offering price of the Bear Market PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Bear Market PLUS.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Bear Market PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the Bear Market PLUS and will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each of the Bear Market PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.050 for each Bear Market PLUS. Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Bear Market PLUS distributed by such brokers.
Delivery of the Bear Market PLUS will be made against payment for the Bear Market PLUS on May 20, 2019, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).  We expect to deliver the Bear Market PLUS on a date that is greater than two business days following the trade date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bear Market PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Bear Market PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the Bear Market PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Bear Market PLUS if RBCCM or another of our affiliates were to make a market in the Bear Market PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the Bear Market PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 3 months, the value of the Bear Market PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Bear Market PLUS at that time.  This is because the estimated value of the Bear Market PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Bear Market PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Bear Market PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Bear Market PLUS, it expects to do so at prices that reflect its estimated value.
No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the Bear Market PLUS. Accordingly, the Bear Market PLUS may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the Bear Market PLUS who subsequently sells any of the Bear Market PLUS in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.
The PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Bear Market PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Bear Market PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bear Market PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Bear Market PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Structuring the Bear Market PLUS
The Bear Market PLUS are our debt securities, the return on which is linked to the performance of the underlying index. As is the case for all of our debt securities, including our structured notes, the economic terms of the Bear Market PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the Bear Market PLUS at the time their terms were set. Unlike the estimated value included in this document, any value of the Bear Market PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Bear Market PLUS than if our initial internal funding rate were used.

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In order to satisfy our payment obligations under the Bear Market PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying index, and the tenor of the Bear Market PLUS. The economic terms of the Bear Market PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Bear Market PLUS reduced the economic terms of the Bear Market PLUS to you and resulted in the initial estimated value for the Bear Market PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the Bear Market PLUS is less than the price to the public” above.

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Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Bear Market PLUS.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Bear Market PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Bear Market PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Bear Market PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Bear Market PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Bear Market PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Bear Market PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Bear Market PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Bear Market PLUS and the transactions contemplated with respect to the Bear Market PLUS.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Bear Market PLUS, you should consult your legal counsel.

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